EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142404 on Form S-8 of our report dated September 11, 2013 relating to the consolidated financial statements of Super Micro Computer, Inc. and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant related party transactions) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2013.
/s/ Deloitte & Touche LLP
San Jose, California
September 11, 2013